SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number:  0-28096

                              THE YORK GROUP, INC
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             (Exact name of registrant as specified in its charter)

                          8554 Katy Freeway, Suite 200
                              Houston, Texas 77024
                                 (713) 984-5500
          -----------------------------------------------------------
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         Common Stock, $0.01 Par Value
                        Preferred Stock Purchase Rights
          -----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)    [ ]
               Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
               Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
               Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [ ]
               Rule 12h-3(b)(1)(i)     [X]


Approximate number of holders of record as of the certification or notice date:
                                       One


Pursuant to the requirements of the Securities Exchange Act of 1934, The York Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 14, 2002			By:   Edward J. Boyle
                                          -------------------------------------
                                          Edward J. Boyle
                                          Vice President and Asst. Secretary


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